Exhibit 99.1

Specialty Laboratories Awarded Premier Contract For Reference Laboratory Testing Services

Santa Monica, Calif., November 2, 2004 — Specialty Laboratories, Inc. (Specialty) (NYSE: SP), a leading hospital-focused clinical reference laboratory, has signed a multi-source group purchasing agreement with Premier Purchasing Partners, L.P., which operates the group purchasing programs of Premier, Inc., one of the nation’s largest purchasing alliances of leading hospitals and healthcare systems.  The agreement names Specialty as an authorized provider of laboratory services to Premier’s large base of affiliates, including more than 1,500 hospitals and hundreds of other healthcare facilities.  The agreement is effective January 1, 2005 through September 30, 2007.

“This agreement signals Specialty’s renewed position as a major national provider of specialized reference testing and recognizes the excellent value of our suite of services for hospitals and other healthcare providers,” commented Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories.  “Our new relationship with Premier will enable us to offer the many advantages of our state-of-the-art laboratory operations, industry-leading connectivity solutions, and client-tailored service programs to Premier’s entire membership.  Specialty is truly honored to be working with Premier and shares their commitment to performance improvement and outstanding patient care.”

Premier selected Specialty as one of three reference laboratories to provide laboratory services to its sizeable national membership.  As a preferred national provider for reference laboratory testing, Specialty will offer high value specialized testing, unsurpassed client support, and industry-leading electronic client connectivity technology to meet the needs of Premier’s members.

Group purchasing of materials and services is one of the major programs Premier operates to support the efforts of its members to ensure high quality and cost effective patient care.  Participating Premier members order approximately $200 million of clinical reference laboratory testing per year through Premier group purchasing agreements.

Specialty believes its services to Premier members will support continued revenue growth, beginning in the second quarter of 2005.  The new agreement with Premier marks the first time Specialty will serve as an authorized service provider to Premier members.

About Premier, Inc.

Premier, Inc., is a strategic alliance in U.S. healthcare, entirely owned by nearly 200 of the nation’s leading hospital and healthcare systems. These systems operate or are affiliated with nearly 1,500 hospital facilities in 50 states and hundreds of other care sites. Premier provides an array of resources supporting health services delivery in the key areas of supply chain improvement and group purchasing, comparative data and benchmarking, and insurance. Premier is headquartered in San Diego, CA, with offices in Chicago, IL; and Charlotte, NC. Advocacy and policy offices are located in Washington, DC. For more information, visit www.premierinc.com.

About Specialty

Specialty Laboratories performs highly advanced clinical diagnostic services, providing hospitals, laboratories and physician specialists nationwide with an extensive menu of high-value clinical tests that assist physicians in reaching difficult treatment decisions.  Specialty works closely with hospitals to complement their internal clinical laboratory capabilities, and, unlike other national laboratories, does not generally compete for the routine testing work that originates in a hospital’s surrounding community.  A pioneer in applying the efficiencies of information technology to the clinical laboratory, Specialty backs its commitment to outstanding client service with convenient, client-focused connectivity applications. Specialty’s internal research and development programs focus on the introduction of clinical assays with enhanced clinical value.  Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the anticipated revenue growth as a result of the Specialty-Premier agreement, the timing of any such revenue growth, and the benefit Specialty will provide to Premier’s membership through its state-of-the-art laboratory operations, connectivity, and customer service. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

Contact:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

661-799-6691

gmann@specialtylabs.com